FILED PURSUANT TO RULE
                                                         424(b)(3) OF THE
                                                         SECURITIES ACT OF 1933,
                                                         AS AMENDED.
                                                         REGISTRATION STATEMENT
                                                         NO. 333-39684


                               REOFFER PROSPECTUS

                                  6,986 SHARES

                              Ionics, Incorporated

                                  Common Stock

                           (par value $1.00 per share)

                             -----------------------


         This reoffer prospectus relates to 6,986 shares of the common stock of Ionics, Incorporated, a Massachusetts corporation ("Ionics"), which may be sold from time to time by certain selling stockholders of Ionics. These shares were issued pursuant to our 1998 Non-Employee Directors' Fee Plan. The selling stockholders may sell the shares from time to time, subject to certain restrictions. Ionics will receive no proceeds from the sale of these shares.

         Our common stock is traded on the New York Stock Exchange under the symbol "ION." On December 4, 2000, the last reported sale price of our common stock on the New York Stock Exchange was $22.69 per share.

                                 ---------------



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

              The date of this Reoffer  Prospectus is December 5, 2000.

                              AVAILABLE INFORMATION

         This prospectus is part of a registration statement on Form S-8 we filed with the Securities and Exchange Commission in connection with this offering and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         In addition to the registration statement, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room.

         In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

         We will provide without charge to each person who is delivered a prospectus, upon written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents). Requests for copies should be directed to Ionics, Incorporated, 65 Grove Street, Watertown, Massachusetts 02472 (telephone: (617) 926-2500).

                                   THE COMPANY

         Ionics is a leading water purification company engaged worldwide in the supply of water and of water treatment equipment through the use of proprietary separations technologies and systems. Our products and services are used by us or our customers to desalt brackish water and seawater, to purify and supply bottled water, to treat water in the home, to manufacture and supply water treatment chemicals and ultrapure water, to process food products, recycle and reclaim process water and wastewater, and to measure levels of waterborne contaminants and pollutants. Our customers include industrial companies, consumers, municipalities and other governmental entities, and utilities.

         Over fifty years ago, the Company pioneered the development of the ion-exchange membrane and the electrodialysis process. Since that time, the Company has expanded its separations technology base to include a number of membrane and non-membrane-based separations processes which the Company refers to as The Ionics Toolbox(R). These separations processes include electrodialysis reversal (EDR), reverse osmosis (RO), ultrafiltration (UF), microfiltration
(MF), electrodeionization (EDI), electrolysis, ion exchange, carbon adsorption, and thermal processes such as evaporation and crystallization, as well as solvent extraction and recovery processes. We believe that we are the world's leading manufacturer of ion-exchange membranes and of membrane-based systems for the desalination of water.

         We were incorporated in Massachusetts in 1948. Our principal executive offices are located at 65 Grove Street, Watertown, Massachusetts 02472.

         This prospectus contains certain "forward-looking statements" (statements that are not historical fact) based on our current expectations, assumptions, estimates and projections about our Company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of many factors, as more fully described in our filings with the Securities and Exchange Commission.

                                 USE OF PROCEEDS

         Ionics will not receive any proceeds from the sale of shares by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each selling stockholder and
(a) the number of shares of common stock each selling stockholder beneficially owned as of the date of this prospectus and prior to this offering, (b) the number of shares of common stock being offered hereby by such selling stockholder and (c) the number of shares of and the percentage of common stock outstanding to be beneficially owned by each selling stockholder following this offering, assuming the sale of all shares by the selling stockholders that are registered hereby. There is no assurance that any of the selling stockholders will participate in this offering. Each selling stockholder is a director of Ionics.

                                                                                                  Percentage of
                                                                             Shares               Shares
                                    Shares             Shares Covered        Beneficially         Benefically
                                    Beneficially       by this               Owned After          Owned After
Name                                Owned (#)          Prospectus            this offering (#)    this Offering
----                                ---------          ----------            -----------------    -------------


Douglas R. Brown                     20775 (1)                775                 20,000 (1)              *

Stephen L. Brown                       331                    331                      0

William L. Brown                    21,113 (2)              1,113                 20,000 (2)              *

Kathleen F. Feldstein                7,774 (3)              1,274                  6,500 (3)              *

William K. Reilly                      331                    331                      0

John J. Shields                     14,574 (4)                614                 13,960 (4)              *

Daniel I.C. Wang                     9,274 (5)              1,274                  8,000 (5)              *

Mark S. Wrighton                    14,374 (6)              1,274                 13,100 (6)              *
----------------

# The number of shares of common stock deemed outstanding as of the date of this prospectus for each individual includes shares of common stock outstanding on such date owned by such individual and all shares of common stock subject to stock options held by such individual exercisable as of the date of this prospectus or within 60 days thereafter.

*    Less than 1%

(1) Includes 10,000 shares which Mr. Douglas R. Brown has the right to acquire pursuant to the exercise of stock options.

(2) Includes 17,000 shares which Mr. William L. Brown has the right to acquire pursuant to the exercise of stock options.

(3) Includes 6,000 shares which Ms. Feldstein has the right to acquire pursuant to the exercise of stock options.

(4) Includes 13,500 shares which Mr. Shields has the right to acquire pursuant to the exercise of stock options.

(5) Includes 8,000 shares which Mr. Wang has the right to acquire pursuant to the exercise of stock options.

(6) Includes 13,000 shares which Mr. Wrighton has the right to acquire pursuant to the exercise of stock options.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered hereby may be sold from time to time by the selling stockholders for each of their own account, subject to certain restrictions. Ionics will receive no proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

         The selling stockholders' sale of their shares is not currently subject to any underwriting agreement. The shares covered by this prospectus may be sold by the selling stockholders or by pledgees, donees, transferees, distributees or other successors in interest of the selling stockholders from time to time. The selling stockholders may sell their shares from time to time at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Sales may be effected in the over-the-counter market, on the New York Stock Exchange, or on any exchange on which the shares may then be listed. The selling stockholders may sell the shares by one or more of the following: (a) in one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) in negotiated transactions; and (e) through other means.

         The selling stockholders may effect these transactions by selling shares to or through broker-dealers, and those broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). These broker-dealers and the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with those sales, and any commissions received by them and any profit on the resale of shares placed by them might be deemed to be underwriting compensation.

         Any shares of our common stock covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares of common stock at less than the market prices may depress the market price of our common stock. The selling stockholders are restricted as to the number of shares which may be sold at any one time pursuant to Rule 144. In addition, the selling stockholders may decide not to sell all, none or a portion of their shares.

         We have informed the selling stockholders that the anti-manipulation rules under the Exchange Act (including, without limitation, Rule 10b-5 and Regulation M - Rule 102) may apply to sales in the market and we will furnish the selling stockholders upon request with a copy of these Rules. We will also inform the selling stockholders of the need for delivery of copies of this prospectus.

         State Street Bank and Trust Company, Boston, Massachusetts, is the transfer agent for our common stock.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering of the shares of Common Stock of the Company are being passed upon for the Company by Stephen Korn, Vice President, General Counsel and Clerk of the Company. Mr. Korn is the beneficial owner of 98,318 shares of Common Stock, including 96,000 presently exercisable stock options and 1,095 shares held in the Company's Section 401(k) Stock Savings Plan (based on November 30, 2000 plan data).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by us with the Commission pursuant to the Exchange Act are incorporated in this prospectus by reference:

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed pursuant to the Securities Exchange Act of 1934, as amended, which contains audited financial statements for the fiscal year ended December 31, 1999.

2. The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, June 30, and March 31, 2000 filed pursuant to the Securities Exchange Act of 1934, as amended, which contains unaudited financial statements for the fiscal quarters ended September 30, June 30, and March 31, 2000, respectively.

3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, pursuant to Section 12 thereof.

         All documents subsequently filed by Ionics pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed incorporated by reference in this prospectus and made a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed incorporated by reference in this prospectus shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated by reference herein or in any prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

===============================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock. In this prospectus, references to "Ionics," "we," "our" and "us" refer to Ionics, Incorporated.

                             -----------------

                             TABLE OF CONTENTS

                                               Page

Available Information ......................     2
Ionics......................................     3
Use of Proceeds ............................     3
Selling Stockholders........................     4
Plan of Distribution .......................     5
Legal Matters ..............................     6
Incorporation of Certain Information
  by Reference..............................     6




==============================================================================



                                  6,986 Shares

                              Ionics, Incorporated

                                  6,986 Shares

                                  Common Stock

                                 ---------------

                                     REOFFER
                                    PROSPECTUS

                                 ---------------


                                December 5, 2000

===============================================================================